EXHIBIT 99.1

News Release

FOR FURTHER INFORMATION CONTACT:
Joel H. Mathis
Vice President
Public Relations and Investor Relations

FOR IMMEDIATE RELEASE

CITIZENS, INC. ANNOUNCES EARNINGS INCREASE

Austin, Texas – May 10, 2004 – Citizens, Inc. (NYSE: CIA) reported net income of $372,000 or $0.01 per share for the quarter ended March 31, 2004, compared to a net loss of ($339,000) or ($0.01) per share during the same period in 2003, an increase of 209.7%. Increased life insurance premiums and net investment income coupled with decreased general insurance expenses offset a $634,000 charge as the result of the cession of the majority of the Company’s accident and health (A&H) business. Effective January 1, 2004, Citizens entered into coinsurance agreements transferring all A&H business to another carrier.

Total revenues increased 2.0% in the first three months of 2004 to $20.1 million compared to the first three months of 2003 when revenues were $19.7 million. The increase occurred despite the sale of approximately $3.7 million of A&H premiums during 2004. Two 2003 acquisitions added $1.2 million to first quarter 2004 revenues. Premiums and annuity considerations for the first three months of 2004 increased slightly to $16,039,000 compared to $16,022,000 for the same period in 2003. New, annualized life insurance premiums increased 26.3% and renewal life insurance premiums increased 17.8% in 2004. Net investment income increased 13.0% in first quarter 2004 to $3.9 million compared to $3.4 million in first quarter 2003 as a result of continued expansion of Citizens’ asset base. Claims and surrenders decreased $1.1 million from $9.7 million for the three months ended March 31, 2003 to $8.6 million for the same period in 2004, the decrease resulting from a $2.6 million reduction in A&H claims.

Underwriting and insurance expenses decreased 30.5% from $4.9 million in first quarter 2003 to $3.4 million in 2004. The decrease is attributable to the achievement of economies of scale through consolidation of the administration of companies acquired over the past two years as well as the transfer of the A&H business.

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P.O. Box 149151 • Austin, Texas 78714-9151 • Phone 512 837-7100 • Fax: 512-836-9334

email: PR@citizensinc.com • web site: www.citizensinc.com

Amortization of cost of customer relationships acquired and other intangible assets decreased 75.9% from $3.0 million in first quarter 2003 to $725,000 in first quarter 2004 as a result of the transfer of the A&H business.

Assets at March 31, 2004 totaled $404.9 million, compared to $390.0 million at December 31, 2003, an increase of 3.8%. Stockholders’ equity increased $1.9 million from $127.0 million at December 31, 2003 to $128.9 million at March 31, 2004.

About Citizens, Inc.

Citizens, Inc., parent of the Citizens, Inc. Financial Group of Companies, is a financial services company listed on the New York Stock Exchange under the symbol CIA. Its vision is to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, through the sale of U.S. dollar denominated cash value whole life insurance policies worldwide, coupled with the acquisition of other life insurance companies.

Citizens is included in the Russell 2000® Index, which measures the performance of the largest companies, based on market capitalization, in the U.S. stock market. Citizens’ stock closed at $6.56 on May 7, 2004.

Additional information is available about the Company on its web site: www.citizensinc.com.

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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may”, “will”, “expect”, “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2003, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.

CITIZENS, INC.
COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS
OPERATING STATEMENTS

		(Unaudited)
		Three Months Ended
		March 31,
		2004	2003
Premiums and Other Revenues
Premiums and annuity considerations		$16,038,839	$16,022,111
Net investment income		3,874,328	3,427,907
Other		191,796	255,484

Total revenues		$20,104,963	$19,705,502
Benefits and Expenses
Increase (decrease) in future policy benefit reserves		$2,676,246	$(1,536,691)
Claims and surrenders		8,642,224	9,727,997
Policyholder dividends		731,189	706,589
Commissions		3,773,308	3,572,895
Underwriting, acquisition and insurance expenses		3,436,235	4,942,378
Net change in deferred policy acquisition costs		(993,177)	(325,369)
Amortization of cost of customer relationships acquired and other intangibles		724,761	3,010,366
Loss on coinsurance agreements		634,461	—
Other		3,122	36,787

Total benefits and expenses		$19,628,369	$20,134,952

Income (loss) before federal income tax		$476,594	$(429,450)
Federal income tax expense (benefit)		104,851	(90,443)

Net income (loss)		$371,743	$(339,007)

	INCOME (LOSS) PER SHARE
Income (loss) per share		$0.01	($0.01)

Average shares outstanding		35,810,354	33,477,794

	BALANCE SHEETS

	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2004	2003	2003	2003	2003
Total assets	$404,905,761	$390,093,297	$369,698,028	$372,278,718	$364,315,985
Total invested assets	$263,933,566	$275,188,132	$266,105,355	$229,756,599	$219,820,972
Stockholders’ equity	$128,896,167	$127,026,722	$119,041,852	$119,383,720	$119,980,032